Amendment to the
QUALCOMM Incorporated 2006 Long-Term Incentive Plan As Amended and Restated

The QUALCOMM Incorporated 2006 Long-Term Incentive Plan, as amended and restated, is hereby amended, pursuant to the resolution adopted by the Compensation Committee of the Board of Directors on September 30, 2012, as follows, effective as of such date:
1.    Section 5.4(b) of the LTIP is hereby amended and restated in its entirety as follows (revisions marked):
5.4(b) Limits on Full Value Awards. Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant's continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant's attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards at a rate more rapid than annual pro rata vesting over a three (3) year period, except in connection with death, Disability, retirement at or after Normal Retirement Age or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of five percent (5%) of the shares authorized for issuance under the Plan may be issued as Awards without regard to the limitations of this Section 5.4(b).
IN WITNESS WHEREOF, this Amendment is executed this 30th day of September, 2012.

QUALCOMM Incorporated

By:	/s/ David A. Reichel
Name:	David A. Reichel
Title:	Senior Director, Total Rewards Management